Exhibit 99.3

Non-GAAP Disclosure Reconciliation

The Investor presentation materials used by Sky Financial Group, Inc. and Second Bancorp Incorporated on January 9, 2004 relating to the proposed Merger included as exhibit 99.2 of this 8-K include certain information not prepared in accordance with generally accepted accounting principals (GAAP), specifically cash earnings per share. Management believes that cash earnings per share is an appropriate measurement of operations as it helps investors understand the effect of acquisition activity in reported results. The most directly comparable information calculated on a GAAP basis is also provided in the presentation.

Cash earnings per shares uses net income adjusted for intangible amortization expense as the numerator in the earnings per share calculation. The amount of after-tax amortization expense excluded from net income to calculate the current Sky cash earnings per share in 2004 and 2005 is $4.8 million ($.05 and $.06 per share, respectively). The amount of after-tax amortization expense excluded from net income to calculate the pro-forma Sky cash earnings per share is $6.8 million ($.07 per share) and $8.3 million ($.08 per share) for 2004 and 2005, respectively. The denominator of the calculation is calculated on a GAAP basis.